EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of July 31, 2020 (this “Supplemental Indenture”), by and between GAIN CAPITAL HOLDINGS, INC., a Delaware corporation, as issuer (the “Company”), and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), supplements the Indenture, dated as of August 22, 2017 (the “Indenture”), between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Indenture, the Company issued $92,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2022 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 26, 2020, with StoneX Group Inc. (formerly known as INTL FCStone Inc.) (“StoneX”) and its wholly owned subsidiary, Golf Merger Sub I Inc. (“Merger Sub”), Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of StoneX (the “Merger”), and each share of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock held by Merger Sub, shares of Common Stock owned by the Company (including shares held in treasury) and shares of Common Stock owned by stockholders who have properly made and not withdrawn or lost a demand for appraisal rights under Delaware law) was converted into the right to receive $6.00 in cash, without interest and subject to applicable withholding taxes;

WHEREAS, pursuant to Section 10.08(a) of the Indenture, the Merger constitutes a Merger Event, and the Indenture provides the Company shall execute with the Trustee a supplemental indenture providing that from and after the Effective Time the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the Reference Property Units;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 10.08(a) of the Indenture, each Reference Property Unit consists of $6.00 in cash;

WHEREAS, Section 9.01(d) of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture, without prior notice to or the consent of the Holders of any of the Notes at the time outstanding, in connection with any Merger Event to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 10.02 of the Indenture, and to make related changes to the terms of the Notes in accordance with Section 10.08(a) of the Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

Article 1
Terms

Section 1.01. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

Article 2
Amendments

Section 2.01. Conversion Right. Pursuant to Section 10.08(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes to the extent permitted by Section 10.01 of the Indenture shall be changed into a right to convert such principal amount of Notes solely into a number of Reference Property Units in an aggregate amount equal to the Conversion Rate in effect on the Conversion Date multiplied by the Stock Price paid per share of Common Stock in the Merger, which will be cash equal to $732.06 per $1,000 principal amount of Notes. Accordingly, any reference in respect of the Holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive an amount equal to $6.00 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02. Last Reported Sale Price of the Common Stock. With respect to any date from and after the Effective Time, the Last Reported Sale Price shall be $6.00 on that date, notwithstanding anything to the contrary in the Indenture.

Section 2.03. Adjustment to Conversion Rate in Connection with a Make-Whole Fundamental Change. The Conversion Rate for Notes surrendered for conversion from and after, and including, the Effective Time, shall not be increased by Additional Shares in accordance with Section 10.07(e)(iii) of the Indenture.

Article 3
Acceptance Of Supplemental Indenture

Section 3.01. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

Article 4
Miscellaneous Provisions

Section 4.01. Governing Law; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPALS THEREOF. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.02. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, Conversion Agent, Registrar and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.03. Execution in Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

Section 4.04. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 4.05. The Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.06. Effect on Successors and Assigns. All agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Supplemental Indenture will bind their respective successors.

Section 4.07. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Glenn Stevens
Name: Glenn Stevens
Title: Chief Executive Officer

[Signature Page to 2022 Notes Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Agent

[Signature Page to 2022 Notes Supplemental Indenture]